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EXHIBIT 4.3

EXECUTIVE STOCK OPTION PLAN

QUEBECOR WORLD INC.

In force April 23, 1992

April 1992
Re-issue April 2000

I.
Purposes of the Plan

The principal purposes of the Executive Stock Option Plan (the "Plan") of Quebecor World Inc. (formerly known as Quebecor Printing Inc.) (the "Company") are to:

a)
encourage the furthering of the Company's development and growth;

b)
link executive compensation with increased value for shareholders;

c)
attract and retain key executives; and

d)
develop a sense of ownership in the Company.

II.
Administration

The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee has full and complete authority to interpret the Plan, to prescribe any such rules and regulations and to take any decisions as it deems necessary or desirable for the administration of the Plan.

III.
Shares Subject to the Plan

The shares that may be issued pursuant to the exercise of options granted under the Plan are Subordinate Voting Shares of the Company (the "Shares"). The number of Shares that may be issued pursuant to the exercise of options under the Plan is 9,000,000 Shares. The Committee may recommend to the Board of Directors to increase the aggregate number of Shares subject to the Plan.

IV.
Eligibility

The Committee designates the employees of the Company who may participate in the Plan and the grant level for which they are eligible. The grant levels are described in Appendix A to this Plan. Generally, those employees of the Company, its subsidiaries and divisions who occupy an executive position and who can influence the long-term performance of the Company are eligible to participate.

In accordance with the Plan, some designated executives are eligible to receive special grants in accordance with the instructions of the Committee.

V.
Grants

The Committee shall, from time to time, designate from among the eligible executives those executives (the "Optionees") to whom a grant (the "Grant") shall be made. At such time the Committee shall determine the value of each Grant and the date when each Grant is to become effective (the "Grant Date"). Each Grant shall comprise an option to purchase a specific number of Shares (the "Option"). The number of Shares to which such Option relates shall be determined by reference to the Market Value of the Shares and the amount granted to the Optionee as specified by the Committee. No Optionee shall be allowed to hold Options on more than 5% of the issued share capital of the Company.

VI.
Subscription Price

The price for each Share that may be purchased through the exercise of an Option (the "Subscription Price") shall be fixed by the Committee for each Grant.

For purposes of the Plan, "Market Value" shall mean the arithmetic average of the closing price of the Share, on The Toronto Stock Exchange for Canadian prices, and the New York Stock Exchange for prices in U.S. dollars, on the five (5) trading days immediately preceding the Grant Date.

VII.
Option Period

Each Option shall be exercisable during a period, as the Committee may determine, not exceeding ten (10) years from the Grant Date (the "Option Period") provided that:

a)
Each Option granted under the Plan may be exercised as follows:

i)
No Share under Option can be subscribed for before the first anniversary of the Grant Date.

ii)
A maximum of 25% of the total number of Shares under Option can be subscribed for from the first anniversary of the Grant Date.

iii)
A maximum of 50% of the total number of Shares under Option can be subscribed for from the second anniversary of the Grant Date.

iv)
A maximum of 75% of the total number of Shares under Option can be subscribed for from the third anniversary of the Grant Date.

v)
All Shares under Option which have not been subscribed for on the fourth anniversary of the Grant Date may be subscribed for on such date or any time thereafter, but no later than the expiry date of the Option, which corresponds to the tenth anniversary of its Grant.

b)
In the event of the death of an Optionee, each outstanding Option granted to such Optionee shall terminate on the earlier of the expiry of the Option Period or twelve (12) months after the death of the Optionee. Within that period, the Optionee's estate may exercise all Options which are vested at the time of the Optionee's death.

c)
If the Optionee's employment terminates because of retirement, the Optionee may exercise the Options as they become vested, but no later than the tenth anniversary of the Grant Date. For purposes of the Plan, "retirement" means the Optionee's termination of employment because of retirement entitling the Optionee to receive an immediate monthly pension benefit payable from the Company employee pension plan.

d)
If the Optionee's employment terminates for any reason other than death of retirement, all Options that are not vested at the date of termination shall expire. The Optionee shall have thirty (30) days following the date of termination of employment to exercise vested Options.

e)
The Committee may, at its discretion, allow all Options to be exercised, including Options that are not vested, and extend the exercise period set under paragraphs b) and d), provided such date is not subsequent to the expiry date of the Option.

f)
The Committee may, with the consent of the Optionee, cancel a Grant where the Option remains unexercised.

g)
Notwithstanding paragraphs a) and b) hereinabove, in the event of the termination without cause of an executive designated in Appendix A hereto, section 2.1, classes A, B C, the Optionee shall have thirty (30) days to exercise any Options.

Any Option that is unexercised at the expiry date of the Option shall be forfeited. All Shares subject to Options that are forfeited or cancelled shall automatically become available for future Grants of Options in accordance with the Plan.

VIII.
Payment upon Exercise of an Option

An Option can only be exercised by delivery of a duly completed and signed Subscription Form. The Subscription Form shall set forth the number of Shares with respect to which the Option is being exercised and shall be accompanied by a certified cheque made payable to the Company in the amount of the total Subscription Price for the number of Shares purchased.

IX.
Issuance of Share Certificates

Following the exercise of an Option, a certificate for the number of Shares purchased by the Optionee shall be issued in the name of the Optionee and shall be delivered to the Optionee.

X.
Non-assignability

No Option or interest therein shall be assignable, negotiable or transferable by the Optionee otherwise than by will or in accordance with the laws governing the devolution and division of property in the event of death.

XI.
Shareholder's Rights

An Optionee shall have no rights as a shareholder of the Company with respect to any Shares subject to an Option until he becomes the holder of record of such Shares.

XII.
Effects of Alteration of Share Capital

In the event of any change in the number of outstanding Shares of the Company, by reason of any stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of Shares or other similar corporate restructuring, the Committee shall make an equitable adjustment in the maximum number of Shares issuable under the Plan or subject to outstanding Options and, if necessary, to the Subscription Price of such Shares. Such adjustment shall be final and binding for purposes of the Plan.

XIII.
Amendment and Termination

The Committee may at any time and from time to time, amend, suspend or terminate the Plan in whole or in part, subject to the approval of the regulatory authorities if required.

No such amendment, suspension or termination shall adversely affect right under any Option granted, without the consent in writing of the Optionees to whom such Options were granted.

XIV.
Effective Date of the Plan and Subsequent Modifications

The effective date of the initial Plan is April 1992. Modifications were made subsequently.

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EXECUTIVE STOCK OPTION PLAN
QUEBECOR WORLD INC.
In force April 23, 1992
April 1992 Re-issue April 2000